Exhibit 4.7

DATED August 8, 2025

Fort Technology Inc. (as Lender)

- and -

EEH Ventures Limited (as Borrower)

- and -

Oxford Road Investments Limited (as Company)

LOAN AGREEMENT

THIS AGREEMENT is made

BETWEEN:

(1)	Fort Technology Inc., a company incorporated under the laws of the Province of British Columbia, Canada, company registration number BC1232620, whose registered office is at 501-3292 Production Way, Burnaby, British Columbia V5A 4R4 Canada (the “Lender”); and

(2)	EEH Ventures Limited, a company incorporated under the laws of England and Wales, company registration number 08549905, whose registered office is at 14 Berkeley Street, Mayfair, London W1J 8DX (the “Borrower”).

(3)	Oxford Road Investments Limited, a company incorporated under the laws of England and Wales, company registration number 08809538, whose registered office is at 14 Berkeley Street, Mayfair, London W1J 8DX (the “Company”).

IT IS AGREED AS FOLLOWS

1.	The Lender has made or will make available the sum of £2,000,000 (the “Initial Loan”) to the Borrower.

2.	The Initial Loan shall be drawn in one tranche upon signing of this Agreement.

3.	An additional amount of £1,000,000 will be made available by the Lender 12 months from the date of this Agreement upon the demand of the Borrower and on the same terms as the Initial Loan (the “Additional Loan”).

4.	In consideration of the Lender advancing the Initial Loan and the Additional Loan (to the extent provided) (together, the “Loans”), the Borrower promises to repay the Loans, including all interest accrued, as set forth in clause 5 below (the “Loan Amount”) within 3 years as of the date of this Agreement (the “Repayment Date”).

5.	Interest will accrue on the outstanding balance of the Loans from time to time at the rate of 7.5% per annum, calculated on a simple interest basis. Interest will accrue daily and will be calculated on the basis of the actual number of days elapsed and a 365 day/year.

6.	Accrued interest will fall due for payment on the Repayment Date, on the date which the Loans becomes due and payable in accordance with clause 10 below, or, on the date the Loans are repaid by the Borrower as an early repayment.

7.	The Lender shall also have the right, but not the obligation, to convert the outstanding principal amount, including all the interest accrued, of the Loans into share capital of the Borrower as follows:.

7.1	The Initial Loan and all the accrued but unpaid interest on the Initial Loan may be converted into shares of the Borrower, representing 19.9% of the issued and outstanding share capital on the date of conversion, on a fully diluted basis of the Borrower.

7.2	The Additional Loan and all the accrued but unpaid interest on the Additional Loan, if and when extended by the Lender, may be converted into additional shares of the Borrower, representing 5.1% of the issued and outstanding share capital on the date of conversion, on a fully diluted basis of the Borrower.

8.	The parties acknowledge and agree that the exercise of the aforementioned conversion right will be subject to the approval of the TSX Venture Exchange, if required. In addition, as a condition to the extension of the Loans by the Lender, the Company undertakes to grant the Lender a charge over all surplus proceeds remaining after the full repayment of all amounts due to the Company’s senior lender (the “Surplus Proceeds”), being Together Commercial Finance Limited, according to a loan agreement signed 22 March 2024.. The Company shall enter into a guarantee letter in favor of the Lender, within 14 business days from the date of this Agreement, substantially in the form attached hereto as Exhibit A.

For the avoidance of doubt, “Surplus Proceeds” means any and all funds, receivables, or other monetary recoveries received by the Company from the sale, refinancing, or other disposition of its assets or undertakings, remaining after (i) full and final repayment of all amounts (including principal, interest, fees, and costs) owed to Together Commercial Finance Limited under the senior lending facility dated 22 March 2024, and (ii) payment of any other amounts required by law to have priority over the Lender’s security.

9.	The Borrower declares that it intends to use the Loans for the purpose of achieving its business objectives, and that according to its Articles of Association, it is entitled to receive the Loans, that all actions and approvals needed to execute this Agreement have been done and/ or obtained.

10.	The Lender shall be entitled to demand the immediate and full repayment of the Loan Amount, or any outstanding portion of it, including all the interest accrued, including expenses and/or costs suffered by the Lender, which shall become immediately due and repayable in any of the following events:

10.1	the Borrower shall be unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 or suspends making payments to any of its creditors or if the Borrower shall declare that it is unable to pay its debts when they are due;

10.2	if a distress or execution is levied or issued against any of the assets of the Borrower or other legal process which affects the whole or material part of the assets of the Borrower and not satisfied within 15 business days;

10.3	if a receiver, liquidator or administrator is appointed or any incumbrancer takes possession of the Borrower’s assets or any part of them or the Borrower requests any court to appoint such a receiver, administrator, manger or similar officer or any other steps are taken to enforce any charge or other security over any other asset of the Borrower;

10.4	any violation of any representation or obligation pursuant to this Agreement which has not been remedied within 10 business days from the initial written notice by the Lender and /or any person on its behalf; or

10.5	if an order is made or a resolution passed or a petition presented or other steps are taken for:

a)	bankruptcy; or

b)	the making of an administration order against the Borrower; or

c)	the notice of the appointment of an administrator in respect of the Borrower; or

d)	analogous proceeding to those matters specified above under any applicable law in any other jurisdiction.

11.	Upon the occurrence of one or more of the events listed in clause 10 above, the Loans shall stand for immediate early repayment and the Lender may exercise any legal right and remedy it deems fit to ensure repayment of the Loans. Nothing in this clause will derogate from any right and remedy the Lender has under any law.

12.	The Borrower may voluntarily repay the Loan Amount at any time in full or in part without charge or penalty.

13.	All applicable taxes or withholding tax will be paid by each Party, according to the applicable tax laws.

14.	No term of this Agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.

15.	This Agreement is governed by the laws of England and Wales and the parties submit to the nonexclusive jurisdiction of the High Court of England and Wales.

16.	Time is of the essence in this Agreement.

17.	This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the subject matter thereof and supersedes all prior negotiations, proposals, and agreements, whether oral or written, with respect to the subject matter thereof.

18.	The rights and obligations the Borrower and the Company under this Agreement are not transferable or assignable by the Borrower or the Company without the prior written consent of the Lender, which may be withheld.

19.	Each of the parties to this Agreement shall at the request of any other party, execute and deliver any further documents and do all acts and things as that party may reasonably require in order to carry out the true intent and meaning of this Agreement.

20.	Each party shall be responsible for the payment of their own costs, fees, and expenses in connection with the negotiation, execution, entering into, performance, or enforcement of this Agreement, including without limitation any legal, financial, and registration costs.

21.	This Agreement may be executed in any number of counterparts and all the counterparts when executed and taken together shall constitute one and the same instrument.

22.	In case any one or more of the provisions contained in this Agreement will for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other of the provisions hereof and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

23.	A notice is deemed to have been received (provided that all requirements in this clause have been satisfied):

23.1	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the address;

23.2	if sent by pre-paid first-class post or another next working day delivery service providing proof of the delivery, at 9 am on the second business day after posting or at the time recorded by the delivery service;

23.3	if sent by pre-paid airmail providing proof of delivery, at 9.00 am on the fifth business day after posting or at the time recorded by the delivery service; or

23.4	is sent by email at the time of the transmission.

IN WITNESS whereof this Agreement has been executed by the parties as a deed on the day and year first before written.

LENDER

Signed on behalf of

Fort Technology Inc.

/s/ Gabriel Kabazo
Chief Executive Officer

BORROWER

Signed on behalf of

EEH Ventures Limited

/s/ Eitan Eldar
Director

COMPANY

Signed on behalf of

Oxford Road Investments Limited

/s/ Geva Dagan
Director

EXHIBIT A – GUARANTY LETTER

This GUARANTY LETTER (“Agreement”) is made and entered into as of __August 2025,

BY:

Oxford Road Investments Limited, a company incorporated under the laws of England and Wales, company number 08809538, whose registered office is at 14 Berkeley Street, Mayfair, London W1J 8DX (the “Guarantor” or the “Company”)

IN FAVOUR OF:

Fort Technology Inc., a company incorporated under the laws of the Province of British Columbia, Canada, company number BC1232620, with its registered office at 501-3292 Production Way, Burnaby, British Columbia V5A 4R4 Canada (the “Lender”).

1.	Guarantee

1.1	The Guarantor hereby irrevocably and unconditionally guarantees to grant the Lender a charge over all Surplus Proceeds remaining after the full repayment of all amounts due to the Company’s senior lender, being Together Commercial Finance Limited, according to a loan agreement signed 22 March 2024.

1.2	The Guarantor hereby irrevocably and unconditionally guarantees to the Lender the due and punctual payment and performance of all present and future obligations and liabilities of the Borrower to the Lender under the Loan Agreement dated [insert date] between the Borrower, the Company, and the Lender (the “Loan Agreement”), including the repayment in full of the Loans (as defined in the Loan Agreement) together with all accrued interest, fees, costs, and expenses (collectively, the “Guaranteed Obligations”).”

1.3	For the purposes of this Agreement, Secured Property means all Surplus Proceeds (as defined in the Loan Agreement) and any related rights, accounts, or receivables into which such Surplus Proceeds are paid

2.	Undertakings of the Guarantor

The Guarantor undertakes:

2.1	to notify the Lender immediately upon becoming aware of any event of default or material deterioration in the value of the Secured Property;

2.2	to execute and deliver all further documents and do all acts necessary to perfect the security interest created under this Agreement.

3.	Ranking

3.1	The rights of the Lender under this Agreement are expressly subordinated to the prior repayment in full of all obligations owed to Together Commercial Finance Limited under its senior lending facility.

4.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of England and Wales, and the parties irrevocably submit to the non-exclusive jurisdiction of the English courts.

IN WITNESS whereof this Agreement has been executed by the parties as a deed on the day and year first before written.

Signed on behalf of

Oxford Road Investments Limited

Signed on behalf of

Fort Technology Inc.